Putnam Capital Appreciation Fund
11/30/04 annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $27,714.


74U1 000s omitted

Class A		 23,134
Class B		 19,405
Class C		    201

74U2 000s omitted

Class M		  1,070
Class R		     11

74V1

Class A		$18.00
Class B		 17.07
Class C		 17.43

74V2


Class M		$17.34
Class R		 17.96